Exhibit 99

Important Notice to Directors and Executive Officers
Of McDonald’s Corporation (the “Company”)
Concerning Additional Legal Restrictions on Their Personal Trading in Company Stock

November 25, 2019
Federal securities laws require the Company to provide this notice to its Directors and Executive Officers.
In connection with a change in vendors for the Company’s 401k Plan (the “401k Plan”), there will be a temporary blackout period for 401k Plan participants. Beginning on December 24, 2019 at 2 p.m. Eastern Time, 401k Plan participants will not be able to obtain a loan, withdrawal or distribution from the 401k Plan, and beginning on December 31, 2019, participants will not be able to transfer or diversify investments or otherwise make investment or contribution changes in their accounts under the 401k Plan. These restrictions are expected to end by January 18, 2020 (collectively, the “Plan Blackout Period”). The Plan Blackout Period is required in order to implement a change in the vendor for the 401k Plan, as well as for administrative and technology reasons.
Under federal law, during the Plan Blackout Period, Directors and Executive Officers will be prohibited from directly or indirectly purchasing, selling, or otherwise acquiring, disposing or transferring shares of McDonald's Corporation common stock or derivative securities, acquired in connection with their service as a Director or Executive Officer of McDonald’s (“Compensatory Shares”). These restrictions include indirect transactions by family members, partnerships, corporations, trusts or others involving Compensatory Shares where the Director or Executive Officer has a pecuniary interest. There are limited exceptions to these restrictions (e.g., sales pursuant to court orders or as required by law).
Please note that during the Plan Blackout Period, the Company’s trading window will be closed. As a result, the restrictions referred to above are duplicative of trading prohibitions that already apply to Directors and Executive Officers during this period.
Please contact Denise Horne (by telephone at 630-623-3000 or by mail c/o McDonald’s Corporation, 110 North Carpenter Street, Chicago, IL 60607) for additional information or if you have any questions regarding the Plan Blackout Period.